EXHIBIT 99.1

[inTEST News Release Letterhead]

FOR IMMEDIATE RELEASE

inTEST ANNOUNCES ELECTION OF TWO NEW INDEPENDENT DIRECTORS

MOUNT LAUREL, NJ, January 9, 2013 - inTEST Corporation (Nasdaq: INTT), announced that its Board of Directors elected two new independent directors, William Kraut and Steven J. Abrams, Esq., at its meeting held on January 8, 2013. The election of Mr. Kraut fills the vacancy created as a result of the death of Thomas J. Reilly in 2012. The election of Mr. Abrams returns the Board to six directors, as it had been prior to the death of James J. Greed earlier in 2012.

Mr. Kraut is a retired audit partner of Eisner Amper LLP, and is currently a partner with the Newport Group, which provides consulting services to companies in various industries. Mr. Abrams is a partner with Pepper Hamilton LLP, where his legal practice is centered on securities, transactions and corporate governance. Both Messrs. Kraut and Abrams were appointed to the Audit, Compensation and Nominating and Corporate Governance Committees. In addition, Mr. Kraut was determined to be an audit committee financial expert and was appointed Chairman of the Audit Committee.

As previously disclosed, due to the death of Thomas J Reilly, the Company's Board of Directors was no longer comprised of a majority of independent directors, and the Audit Committee was no longer comprised of at least three independent directors, as required for continued listing by NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2)(A). In accordance with these rules, the Company did have until the earlier of its next annual meeting of stockholders or September 13, 2013 to regain compliance. As a result of the election of Messrs. Kraut and Abrams, the Company is again in compliance with NASDAQ's Listing Rules.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace and telecommunications industries. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

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